Exhibit 3.1.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:30 PM 09/22/2003
FILED 02:30 PM 09/22/2003
SRV 030606538 - 3026531 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HEMOXYMED, INC.

It is hereby certified that:

1. The present name of the corporation (the "Corporation") is Hemoxymed, Inc.

2. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article IV in its entirety and replacing it with the following:

"The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred Five Million (205,000,000) consisting solely of: (a) 200,000,000 shares of Common Stock, par $0.0025 par value per share; and (b) 5,000,000 shares of Preferred Stock, $0.0025 par value per share.

The Board of Directors shall have the authority to fix by Resolution the voting powers (full, limited, multiple, fractional or none), designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of the Preferred Stock or any class or series thereof prior to or concurrently with the issuance of such shares."

3. The foregoing Amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, HEMOXYMED, INC. has caused this Certificate of Amendment to be signed by its CEO, under penalty of perjury, this 22nd day of September, 2003.

/Bruce N. Barron/
Bruce N. Barron, CEO

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "HEMOXYMED, INC.", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF SEPTEMBER, A.D. 2003, AT 2:30 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

3026531 8100

030606538

AUTHENTICATION: 2647780

DATE: 09-23-03